TCW GALILEO FUNDS, INC.
                                (the "Company")

                         TCW GALILEO MONEY MARKET FUND
                    TCW GALILEO EMERGING MARKETS INCOME FUND
                       TCW GALILEO CORE FIXED INCOME FUND
                        TCW GALILEO HIGH YIELD BOND FUND
            TCW GALILEO TOTAL RETURN MORTGAGE-BACKED SECURITIES FUND
                   TCW GALILEO MORTGAGE-BACKED SECURITIES FUND
                     TCW GALILEO ASIA PACIFIC EQUITIES FUND
                   TCW GALILEO EMERGING MARKETS EQUITIES FUND
                       TCW GALILEO EUROPEAN EQUITIES FUND
                TCW GALILEO SELECT INTERNATIONAL EQUITIES FUND
                       TCW GALILEO JAPANESE EQUITIES FUND
                    TCW GALILEO CONVERTIBLE SECURITIES FUND
                        TCW GALILEO SELECT EQUITIES FUND
                       TCW GALILEO EARNINGS MOMENTUM FUND
                        TCW GALILEO LARGE CAP GROWTH FUND
                        TCW GALILEO LARGE CAP VALUE FUND
                   TCW GALILEO AGGRESSIVE GROWTH EQUITIES FUND
                        TCW GALILEO SMALL CAP GROWTH FUND
                        TCW GALILEO SMALL CAP VALUE FUND
                      TCW GALILEO VALUE OPPORTUNITIES FUND
                          TCW GALILEO TECHNOLOGY FUND
                        TCW GALILEO GROWTH INSIGHTS FUND
                        TCW GALILEO FLEXIBLE INCOME FUND
                        TCW GALILEO HEALTH SCIENCES FUND
                    TCW GALILEO FOCUSED LARGE CAP VALUE FUND
                           TCW DIVERSIFIED VALUE FUND
                              TCW OPPORTUNITY FUND
                            TCW INCOME + GROWTH FUND
                                  (THE "FUNDS")

                      FORM OF PLAN PURSUANT TO RULE 18F-3
                                   UNDER THE
                         INVESTMENT COMPANY ACT OF 1940

                                    THE PLAN
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I.      Introduction

As required by Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan describes the multi-class system for the Funds, including the separate class arrangements for shareholder services and/or the distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes.

Upon the effective date of this Plan, the Company, on behalf of the Funds, elects to offer multiple classes of shares of each of the Funds, as described herein, pursuant to Rule 18f-3 and this Plan.

II.     The Multi-Class System

Each of the Funds shall offer three classes of shares: Institutional Class ("Class I" shares) Investor Class ("Class N" shares) and an Advisor Class ("Class K" shares). Shares of each class of a Fund shall represent an equal pro rata interest in that Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class I shares, Class N shares and Class K shares shall have the features described in Sections A, B, C and D, below.

        A.      Sales Charge and Distribution Fee Structure

     1. Class I Shares. Class I shares of each Fund shall be offered at the then-current net asset value as disclosed in the current prospectus for that Fund, including any prospectus supplements. Class I shares shall generally not be subject to front-end or contingent deferred sales charges provided, however, that such charges may be imposed in such cases as the Board of Directors of the Company ("Board") may approve and as disclosed in a prospectus or prospectus supplement for a Fund. Class I shares will not, unlike the Class N shares, pay fees under a Rule 12b-1 Plan (as defined below).

     2. Class N Shares. Class N shares of each Fund shall be offered at the then-current net asset value. Class N shares shall generally not be subject to front-end or contingent deferred sales charges, provided, however, that such charges may be imposed in such cases as the Board may approve and as disclosed in a prospectus or prospectus supplement for a Fund. The Funds have adopted a Plan pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1 Plan") under which Class N shares of each Fund pay a Rule 12b-1 or service fee, equal to 0.25% of the average daily net assets represented by shares attributable to that Class to the Funds' distributor for specified services. Class N shares shall be distinguished from the Class I shares by the payment of the Rule 12b-1 fee.

     3. Class K Shares. Class K shares of each Fund shall be offered at the then-current net asset value. Class K shares shall generally not be subject to front-end or contingent deferred sales charges, provided, however, that such charges may be imposed in such cases as the Board may approve and as disclosed in a prospectus or prospectus supplement for a Fund. The Funds have adopted a Plan pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1 Plan") under which Class K shares of each Fund pay a Rule 12b-1 or service fee, equal to 0.25% of the average daily net assets represented by shares attributable to that Class to the Funds' distributor for specified services. Class K Shares also pay an administrative fee equal to .25% of the average daily net assets represented by shares attributable to that class. Class K shares, like the Class N shares, shall be distinguished from the Class I shares by the payment of the Rule 12b-1 fee.

        B.      Allocation of Income and Expenses

     1. General. The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include expenses of the Company that are not attributable to a particular Fund or class of a Fund ("Company Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Company Expenses include, but are not limited to, Board of Director's fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets.

     2. Class Expenses. Expenses attributable to a particular class ("Class Expenses") shall be limited to: (a) payments pursuant to the Rule 12b-1 Plan for that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Board of Director's fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the officers of the Company have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended ("Code").

In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Company Expense or Fund Expense, and in the event a Company Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board.

The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed and approved by the Board and by a majority of the Board who are not "interested persons" of the Company, as defined in the 1940 Act.

     3. Waivers or Reimbursements of Expenses. Expenses may be waived or reimbursed by the Funds' adviser, the Funds' distributors or any other provider of services to a Fund or the Company without the prior approval of the Board.


        C.      Exchange and Conversion Privileges

     1. Exchange. Shareholders of a Fund may exchange shares of a particular class for shares of the same class of any other fund advised by the Funds' investment adviser at relative net asset value and with no initial sales charge or contingent deferred sales charge, provided the shares to be acquired in the exchange are qualified for sale in the shareholder's state of residence and subject to the applicable requirements as to minimum amount and such other terms as may be set forth in the Funds' prospectuses.

     2. Conversion. Shares of a Fund may convert from one class to another as provided in the Funds' prospectuses or a supplement to a prospectus.

        D.      Board Review

     1. Initial Approval. The Board, including a majority of the Directors who are not interested persons (as defined in the 1940 Act) of the Company or a Fund ("Independent Directors"), at a meeting held on December 17, 1998, initially approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each Class N nd Fund individually and of the Company. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

     2. Approval of Amendments. The Plan may not be amended materially unless the Board, including a majority of the Independent Directors, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each Class N nd Fund individually and of the Company. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

     3. Periodic Review. The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

        E.      Contracts

Any agreement related to a class arrangement shall require the parties thereto to furnish to the Board, upon their request, such information as is reasonably necessary to permit the Board to evaluate the Plan or any proposed amendment.

        F.      Amendments

The Plan may not be amended to modify materially its terms unless such amendment has been approved in the manner specified in Section D.2 of the Plan.

        Effective Date:  October 17, 2001